                                                                    Exhibit 11.1

                          METACREATIONS CORPORATION
                      STATEMENT REGARDING COMPUTATION OF
                      NET INCOME (LOSS) PER COMMON SHARE
                   (In thousands, except per share amounts)
                                 (Unaudited)

                                            THREE MONTHS ENDED      SIX MONTHS ENDED
                                                 JUNE 30,               JUNE 30,
                                        -----------------------     ------------------
                                              1997       1996        1997       1996
                                        -----------------------     ------------------

PRIMARY AND FULLY DILUTED (1)
Weighted average shares outstanding for
 the period.............................      22,825     20,554      22,549     20,435

Common equivalent shares, including
 items pursuant to Staff Accounting
 Bulletin No. 83........................          --      2,239          --      2,335
                                        -----------------------     ------------------
Shares used in per share calculation....      22,825     22,793      22,549     22,770
                                        =======================     ==================

Net income (loss).......................    $(12,354)   $ 1,760    $(12,786)   $ 2,035
                                        =======================    ===================

Net income (loss) per common share......    $  (0.54)   $  0.08    $  (0.57)   $  0.09
                                        =======================    ===================

(1)  Primary and fully diluted calculations are substantially the same.

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